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                                                        EXHIBIT 23.2


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



     We have issued our report dated January 10, 1997, (except for Notes B, H, L, and N, as to which the date is January 25, 1997 and Note C-10,as to which the date is February 6, 1997), which includes an explanatory paragraph discussing the factors described in Note B to the financial statements about the Company's ability to continue as a going concern, accompanying the financial statements of Mike's Original, Inc. contained in the Registration Statement on Form SB-2 and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."


/s/ Grant Thornton LLP
----------------------
GRANT THORNTON LLP



Melville, New York
February 7, 1997